                                                                    EXHIBIT 23.1

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Household International, Inc.:

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 (Nos. 333-33052 and 333-33052-1) relating to the offering of 300,000 Capital Securities of Household Capital Trust V and Junior Subordinated Deferrable Interest Notes of Household International, Inc. filed with the Securities and Exchange Commission on or about March 22, 2000 of our report dated January 14, 1999 included in Household International, Inc.'s Form 10-K for the year ended December 31, 1999 and to all references to our Firm included in this registration statement.



                                                Arthur Andersen LLP
                                                /s/ Arthur Andersen LLP
Chicago, Illinois
May 3, 2000